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HATCHER ASSOCIATES INC.

AMENDED AND RESTATED

1998 STOCK INCENTIVE PLAN

TABLE OF CONTENTS

RECITALS		1
Article I Definitions		1
Article II The Plan		2
2.1	Name	2
2.2	Purpose	2
2.3	Effective Date	3
2.4	Options Under Original Plan	3
Article III Participants		3
Article IV Administration		3
4.1	Duties and Powers of Administrator	3
4.2	Majority Rule	3
4.3	Company Assistance	3
4.4	Indemnification	4
Article V Shares of Stock Subject to Plan		4
5.1	Limitations	4
5.2	Per Participant Limit	4
5.3	Options and Awards Granted Under Plan	4
5.4	Restrictions on Sale or Other Transfer; Lapse of Restrictions	5
5.5	Right of First Refusal	5
5.6	Take Along	7
5.7	Agreement in Connection with Public Offering	7
Article VI Options		7
6.1	Option Grant and Certificate	7
6.2	Limitations on Grant of Incentive Stock Options	7
6.3	Option Price	7
6.4	Option Period	8
6.5	Option Exercise	8
6.6	Nontransferability of Option	8
6.7	Effect on Option of Death or Other Termination of Employment, Directorship or Consultancy	9
6.8	Rights as Shareholder	10
6.9	Surrender Rights	10
Article VII Awards		10
7.1	Award Grant	10
7.2	Stock Purchase Price	10
7.3	Rights as Shareholder	11
7.4	Nontransferability of Award	11

1

Article VIII Stock Certificates		11
Article IX Adjustment for Changes in Common Stock and Other Certain Events		11
9.1	Changes in Capitalization	11
9.2	Liquidation or Dissolution	11
9.3	Acquisition and Change in Control Events	12
Article X Termination, Amendment, and Modification of Pan		14
10.1	Board Authority	14
10.2	Shareholder Approval	15
10.3	Outstanding Awards	15
Article XI Miscellaneous		15
11.1	Employment, Etc	15
11.2	Other Compensation Plans	15
11.3	Transferability of Options or Awards	15
11.4	Documentation	15
11.5	Loans to Assist in Exercise of Options	15
11.6	Termination of Status	15
11.7	Governing Law	16
11.8	Plan Binding on Successors	16
11.9	Singular, Plural, Gender	16
11.10	Headings, Etc., Not Part of Plan	16
11.11	Information	16

2

HATCHER ASSOCIATES INC.
AMENDED AND RESTATED
1998 STOCK INCENTIVE PLAN

    This Hatcher Associates Inc. Amended and Restated 1998 Stock Incentive Plan is deemed adopted by the Board of Directors as of the 2nd day of February, 1999 ("Effective Date") based upon the facts set forth below.

RECITALS

    A.  The Board of Directors of the Company adopted the Hatcher Associates Inc. 1998 Stock Incentive Plan on September 15, 1998 (the "Original Plan").

    B.  The Board of Directors of the Company adopted an amendment to Section 6.7 of the Original Plan on February 2, 1999.

    C.  The Board of Directors desires to amend and restate the Original Plan to incorporate the above referenced amendment and to make certain technical corrections in Article XI. This Plan supersedes and replaces the Original Plan as of the Effective Date.

    D.  All Options and Awards granted under the Original Plan hereafter are and shall be governed by and subject to the terms and conditions of this Plan.

    NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, had and received, the parties do hereby agree as follows:

Article I

Definitions

    As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

    (a) "Act" shall mean the Securities Act of 1933, as amended.

    (b) "Award" shall mean an award of Stock pursuant to the provisions of Article VII hereof.

    (c) "Board" shall mean the Board of Directors of the Company.

    (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    (e) "Commissioner" shall mean the California Department of Corporations Commissioner.

    (f)  "Common Stock" shall mean the aggregate issued and outstanding shares of both the Class A common stock and the Class B common stock of the Company treated as a single class and not as different classes.

    (g) "Company" shall mean Hatcher Associates Inc., a California corporation.

    (h) "Disability" shall have the meaning ascribed to such term in Section 6.7(a) hereof.

    (i)  "Fair Market Value" shall mean the value of the Stock as determined by the Board, and such determination shall be binding and conclusive upon the Company and each Participant. The Board may make such determination (i) in case the Stock shall not then be listed and traded upon a recognized securities exchange, upon the basis of the mean between the bid and asked quotations for such stock on the relevant date (as reported by a recognized stock quotation service) or, in the event that there shall be no bid or asked quotations on the relevant date, then upon the basis of the mean between the bid asked quotations on the date nearest preceding the relevant date, or (ii) in case the Stock shall then be listed and traded upon a recognized securities exchange, upon the basis of the mean between the highest and lowest selling prices at which shares of the Stock were traded on such recognized securities exchange on the relevant date or, if the Stock was not traded on said date, upon the basis of the mean of such prices on the date nearest preceding the relevant date, and upon any other reasonable factors which the Board shall deem appropriate, provided that, if there is no market for the Stock, "Fair Market Value" shall mean the value thereof on the relevant date as determined by the Board in its sole discretion using any reasonable method of valuation.

    (j)  "Incentive Stock Option" shall mean an option which is designated as an incentive stock option within the meaning of Section 422 of the Code.

    (k) "Nonqualified Stock Option" shall mean any option which is not designated as an Incentive Stock Option.

    (l)  "Option" shall mean an option to purchase Stock granted pursuant to the provisions of Article VI hereof, which may be designated as a Nonqualified Stock Option or an Incentive Stock Option, in each case granted under this Plan.

    (m) "Participant" shall mean a person to whom an Option or Award has been granted hereunder.

    (n) "Plan" shall mean the Hatcher Associates Inc. Amended and Restated 1998 Stock Incentive Plan, the terms of which are set forth herein.

    (o) "Rule 701" shall mean Regulation §230.701 (17 C.F.R. 230.701) adopted pursuant to the Act.

    (p) "Stock" shall mean authorized and issued or unissued shares of Class B common stock of the Company or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other corporation, such other stock or securities.

    (q) "Stock Option Agreement" shall mean the agreement entered into between the Company and the Participant under which the Participant may purchase Stock hereunder.

    (r) "Subsidiary" shall mean any corporation or other entity, the majority of the outstanding capital stock of which is owned, directly or indirectly, by the Company.

    (s) "10 Cal. Code Reg." shall mean the California Code of Regulations, Title 10 (Corporate Securities).

Article II

The Plan

    2.1  Name.

    This plan shall be known as the "Hatcher Associates Inc. Amended and Restated 1998 Stock Incentive Plan."

    2.2  Purpose.

    The purpose of the Plan is to advance the interests of the Company and its shareholders by affording to directors, officers, other employees and consultants of the Company and its Subsidiaries an opportunity to acquire or increase their proprietary interest in the Company by the grant to such persons of Options or Awards under the terms set forth herein. By thus encouraging such persons to become owners of Company shares, the Company seeks to motivate, retain, and attract those highly competent individuals upon whose judgment, initiative, leadership, knowledge and continued efforts the success of the Company in large measure depends.

    2.3  Effective Date.

    The Plan became effective upon the Effective Date, and the Plan shall terminate no later than September 14, 2008, subject to earlier termination pursuant to Article IX.

    2.4  Options Under Original Plan.

    All Options and Awards, if any, granted under the Original Plan hereafter are and shall be governed by and subject to the terms and conditions of this Plan.

Article III

Participants

    Any director, officer, other employee or consultant (who renders bona fide services to the Company or any of its Subsidiaries and such services shall not be in connection with the offer and sale of securities in a capital raising transaction) of the Company or any of its Subsidiaries shall be eligible to participate in the Plan; provided, however, that no member of the Board shall be eligible to participate except by the decision of the other Board members. The Board may grant Options or Awards or both to any such eligible person in accordance with such determinations as the Board from time to time in its sole discretion shall make.

Article IV

Administration

    4.1  Duties and Powers of Administrator.

    The Plan shall be administered by the Board or a committee designated by the Board. The Board shall have plenary authority in its discretion, but subject to the express provisions of the Plan, to determine the purchase price of the Stock covered by each Option or Award, the persons to whom, and the time or times at which, Options and/or Awards shall be granted, and the number of shares to be subject to each Option and/or Award; to determine when an Option can be exercised and whether in whole or in installments; to determine whether (and the terms of) surrender rights under Section 6 hereof shall be granted in connection therewith; to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to it; to determine the terms and provisions (and amendments thereof) of the respective Stock Option agreements (which need not be identical), including without limitation such terms and provisions (and amendments) as shall be required or advisable in the judgment of the Board to conform to any change in any law or regulation applicable thereto; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Board's determination on the foregoing matters and matters incidental thereto shall be conclusive.

    4.2  Majority Rule.

    Any action taken by a majority of the Board present at a meeting at which a quorum is present or any action taken without a meeting evidenced by a writing executed by a majority of the whole Board shall constitute the action of the Board.

    4.3  Company Assistance.

    The Company shall supply full and timely information to the Board on all matters relating to eligible persons, their employment, directorship, consultancy, death, retirement, disability or other termination of employment, directorship or consultancy and such other pertinent facts as the Board may require. The Company shall furnish the Board with such clerical and other assistance as is necessary in the performance of its duties.

    4.4  Indemnification.

    To the fullest extent permissible under applicable law, the Company shall indemnify and hold harmless each person who is or has been a member of the Board against and from any and all loss, expense, liability, or costs (including without limitation reasonable attorney's fees) that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceedings to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan, and against and from any and all amounts paid by him in settlement thereof with the Company's approval, or paid by him in satisfaction of a final judgment against him in any such action, suit, or proceeding, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The right of indemnification herein set forth shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company's articles of incorporation or code of regulations, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless. It is the Company's intention that all expenses incurred in connection with the administration of the Plan shall be borne by the Company rather than by any member of the Board.

Article V

Shares of Stock Subject to Plan

    5.1  Limitations.

    Subject to adjustment pursuant to the provisions of Section 9.1 hereof, the total number of shares of Stock which may be granted by Awards or purchased through exercise of Options under the Plan shall initially be 256,000 shares, inclusive of shares of Stock which were granted by Awards or purchased through exercise of Options granted under the Original Plan; provided, however, that the Board shall have absolute discretion to allocate such shares between Options and Awards in such proportion as it determines to be advisable. Such shares may be either authorized and unissued shares or shares issued and thereafter acquired by the Company. At no time shall (a) the total number of shares issuable upon exercise of all outstanding Options and the total number of shares provided for under any stock bonus or similar plan of the Company exceed the applicable percentage as calculated in accordance with the conditions and exclusions of 10 Cal. Code Reg. §260.140.45 based on the shares of the Company which shall be outstanding at the time the calculation shall be made, or (b) the amount of securities offered and sold under the Plan exceed the limitations provided in Rule 701.

    5.2  Per Participant Limit.

    The per Participant Limit if any, determined by the Board shall be construed and applied consistently with Code Section 162(m).

    5.3  Options and Awards Granted Under Plan.

    Shares of Stock with respect to which an option granted hereunder shall have been exercised, and shares of Stock purchased pursuant to an Award with respect to which the restrictions provided for in Section 5.4 hereof shall have lapsed, shall not again be available for Option or Award hereunder. If Options granted hereunder shall terminate for any reason without being wholly exercised, or if Stock is repurchased by the Company pursuant to the provisions of paragraph (c) of Section 5.4 hereof, new Options or Awards may be granted hereunder covering the number of shares to which such Option termination or Stock repurchase relates.

    5.4  Restrictions on Sale or Other Transfer; Lapse of Restrictions.

    Each share of Stock purchased pursuant to an Award or exercise of an Option shall be subject to the following restrictions:

    (a) Stock certificates evidencing such shares shall be issued in the sole name of the Participant, as applicable, and delivered to him, and each such certificate shall bear, but not be limited to, the following legend:

  "The shares of Hatcher Associates Inc. Class B common stock evidenced by this certificate are subject to repurchase by Hatcher Associates Inc., and such shares may not be sold or otherwise transferred except pursuant to the provisions of the Hatcher Associates Inc. 1998 Stock Incentive Plan."

    (b) No such share may be sold, transferred, or otherwise alienated or hypothecated so long as the certificate evidencing such share bears the legend provided for in paragraph (a) of this Section 5.4.

    (c) Upon termination of employment, consultancy or directorship (as applicable) of a Participant by the Company or its Subsidiaries (as applicable) for any reason, then the Company shall have the right, at its sole discretion, exercisable within ninety (90) days after such termination, or in the case of shares issued after the date of such termination upon exercise of an Option or of rights pursuant to an Award, within ninety (90) days after such exercise (such 90 day period in either instance, the "Repurchase Period"), by written notice to the Participant (or legatees, distributees or personal representatives, as applicable) to purchase all or any portion of shares of Stock acquired by such Participant (or legatees, distributees or personal representatives, as applicable) and such person shall sell such shares to the Company for a purchase price (consisting of cash and/or cancellation of purchase money indebtedness) equal to the Fair Market Value of such shares on the date of termination of employment and shall forthwith surrender and deliver to the Company the legended certificates evidencing such shares; provided, however, that the shares of Stock held by an employee, officer, director or consultant of the Company or any of its Subsidiaries may be made subject to additional or greater repurchase restrictions as may be established by the Board. Notwithstanding the foregoing, the Company's purchase rights shall not be triggered by any change of the Participant's employment, directorship or consultancy (as applicable) so long as the Participant continues to be an employee, director or consultant (as applicable) of the Company or a Subsidiary. The Board's foregoing repurchase right shall terminate if and when the Company becomes subject to the reporting requirements of Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.

    (d) Upon termination of employment, consultancy or directorship (as applicable) of a Participant by the Company or its Subsidiaries and, upon surrender and presentation to the Company of the legended certificates evidencing such shares within one hundred eighty (180) days after expiration of the applicable Repurchase Period without the Company having exercised its repurchase right with respect to such shares, the Company shall cause new certificates evidencing such shares to be issued and delivered to such Participant or his legal representative, free from the legend provided for in paragraph (a) of this Section 5.4.

    (e) The foregoing notwithstanding, no stock certificate shall be delivered to the Participant or his legal representative as hereinabove provided unless and until such Participant or his legal representative shall have paid to the Company in cash the full amount of all Federal and state withholding or other employment taxes applicable to the taxable income of such Participant resulting from the lapse of such restrictions, if any.

    5.5  Right of First Refusal.

    (a) If the Participant proposes to sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, "transfer") any Shares acquired upon exercise of this option, then the Participant shall first give written notice of the proposed transfer (the "Transfer

Notice") to the Company. The Transfer Notice shall name the proposed transferee and state the number of such Shares the Participant proposes to transfer (the "Offered Shares"), the price per share and all other material terms and conditions of the transfer.

    (b) For 30 days following its receipt of such Transfer Notice, the Company shall have the option to purchase all (but not less than all) of the Offered Shares at the price and upon the terms set forth in the Transfer Notice. In the event the Company elects to purchase all of the Offered Shares, it shall give written notice of such election to the Participant within such 30-day period. Within 10 days after his receipt of such notice, the Participant shall tender to the Company at its principal offices the certificate or certificates representing the Offered Shares, duly endorsed in blank by the Participant or with duly endorsed stock powers attached thereto, all in a form suitable for transfer of the Offered Shares to the Company. Upon receipt of such certificate or certificates, the Company shall deliver or mail to the Participant a check in payment of the purchase price for the Offered Shares; provided that if the terms of payment set forth in the Transfer Notice were other than cash against delivery, the Company may pay for the Offered Shares on the same terms and conditions as were set forth in the Transfer Notice.

    (c) At and after the time at which the Offered Shares are required to be delivered to the Company for transfer to the Company pursuant to subsection (b) above, the Company shall not pay any dividend to the Participant on account of such Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Offered Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Offered Shares.

    (d) If the Company does not elect to acquire all of the Offered Shares, the Participant may, within the 30-day period following the expiration of the option granted to the Company under subsection (b) above, transfer the Offered Shares to the proposed transferee, provided that such transfer shall not be on terms and conditions more favorable to the transferee than those contained in the Transfer Notice. Notwithstanding any of the above, all Offered Shares transferred pursuant to this Section 5.5 shall remain subject to the right of first refusal set forth in this Section 5.5 and such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Section 5.5.

    (e) The following transactions shall be exempt from the provisions of this Section 5.5:

      (1) any transfer of Shares to or for the benefit of any spouse, child or grandchild of the Participant, or to a trust for their benefit;

      (2) any transfer pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"); and

      (3) any transfer of the Shares pursuant to the sale of all or substantially all of the business of the Company;

provided, however, that in the case of a transfer pursuant to clause (1) above, such Shares shall remain subject to the right of first refusal set forth in this Section 5.5 and such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Section 5.5.

    (f)  The Company may assign its rights to purchase Offered Shares in any particular transaction under this Section 5.5 to one or more persons or entities.

    (g) The provisions of this Section 5.5 shall terminate upon the earlier of the following events:

      (1) the closing of the sale of shares of Common Stock in an underwritten public offering pursuant to an effective registration statement filed by the Company under the Securities Act; or

      (2) the sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise.

    (h) The Company shall not be required (a) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Section 5.5, or (b) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

    5.6  Take Along.

    If the holders of shares of the Company's Class A common stock are part of a group holding at least fifty-one percent (51%) of the then issued and outstanding shares of Class A common stock (the "Selling Group") which proposes to sell or exchange (in a business combination or otherwise) all of such shares then held by the Selling Group, then, upon the written request of either the Company or any member of the Selling Group, the Participant shall be obligated to, and shall (i) sell, transfer and deliver, or cause to be sold, transferred and delivered, to such third party, all of his Shares at the same price per share and on the same terms applicable to the Selling Group, and (ii) if stockholder approval of the transaction is required, vote his Shares in favor thereof. For purposes of this Section 5.6, an "affiliate" of a party shall be any person or entity controlled by or under common control with such party.

    5.7  Agreement in Connection with Public Offering.

    In connection with the initial underwritten public offering, if any, of the Company's securities pursuant to a registration statement under the Securities Act, the Participant (i) shall not sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock held by the Participant (other than those shares included in the offering) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company's securities for a period of one hundred eighty (180) days from the effective date of such registration statement, and (ii) shall execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.

Article VI

Options

    6.1  Option Grant and Certificate.

    Each Option granted hereunder shall be evidenced by minutes of a meeting or the written consent of the Board and by a written Stock Option Agreement dated as of the date of grant and executed by the Company and the Participant, which Certificate shall set forth such terms and conditions as may be determined by the Board consistent with the Plan.

    6.2  Limitations on Grant of Incentive Stock Options.

    The aggregate Fair Market Value (determined at the time the Option is granted) of the Common Stock for which Incentive Stock Options may first become exercisable by any person during any calendar year under this Plan, together with that of Common Stock subject to Incentive Stock Options first exercisable (other than as a result of acceleration, if any) by such person under any other plan of the Company or any Subsidiary, shall not exceed $100,000. To the extent the aggregate Fair Market Value of the Common Stock exercisable under an Incentive Stock Option exceeds $100,000, the holder of the Option may elect to treat the Option portion covering the excess Common Stock as a "Nonqualified Stock Option" which is immediately exercisable. There shall be imposed in an Option agreement relating to Incentive Stock Options such terms and conditions as are required in order that the Option be an "incentive stock option" as that term is defined in Section 422A of the Code.

    6.3  Option Price.

    The per share Option price of the Stock subject to each Option shall be determined by the Board, but in the case of Incentive Stock Options shall not be less than one hundred percent (100%) (110% in the case of any person who owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries) of the Fair Market Value of the Stock on the date the Incentive Stock Option is granted; provided, however, in the case of Nonqualified Stock Options the per share price shall not be less than eighty-five percent (85%) of the Fair Market Value of the Stock on the date the Option is granted; provided, further, however, the per share Option price for Nonqualified Stock Options shall be one hundred ten percent (110%) of the Fair Market Value on the date the Option is granted in the case of any person who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries.

    6.4  Option Period.

    Each Option granted hereunder must be granted on or before September 14, 2008. The period for the exercise of each Option shall be determined by the Board, but in no instance shall such period exceed one hundred twenty (120) months from the date of grant of the Option.

    6.5  Option Exercise.

    (a) Options granted hereunder shall become exercisable over a period of no longer than five (5) years and no less than twenty percent (20%) of the Shares covered thereby shall become exercisable annually, subject to continued employment if the Participant is an employee; provided, however, that an Option granted to employees, officers, directors or consultants of the Company or any of its Subsidiaries may become fully exercisable, subject to continued service as such, at any time or during any period established by the Board. Options granted hereunder may not be exercised unless and until the Participant shall have been or remained as an employee, director or consultant of the Company or any of its Subsidiaries for one (1) year from and after the date such Option was granted, except as otherwise provided in Section 6.7 hereof, unless the Board shall determine otherwise. The Board may establish other conditions to the exercise of the Options including without limitation execution of an investment representation letter relating to securities law matters and the effect of Section 5.4 hereof and of the Plan generally if required by the Company. Unless otherwise specified by the Board or the Board in the resolution authorizing such Option, the date of grant of an Option shall be deemed to be the date upon which the Board or the Board authorizes the granting of the Option.

    (b) Options may be exercised in whole at any time, or in part from time to time with respect to whole shares only, within the period permitted for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option with respect to a specified number of shares delivered to the Company at its principal office in the State of California, and payment in full to the Company at said office of the amount of the Option price for the number of shares of Stock with respect to which the Option is then being exercised; provided, however, that, at the discretion of the Board, the exercise price may also be paid (i) by Participant's delivery of a promissory note in form and substance satisfactory to the Company and permissible under California law and bearing interest at a rate determined by the Board in its sole discretion, but in no event less than the minimum rate of interest required to avoid the imputation of compensation income to the Participant under the Federal tax laws, or (ii) in such other form of consideration permitted by the California Corporations Code as may be acceptable to the Board. In addition to and at the time of payment of the Option price, the Participant shall pay to the Company in cash the full amount of all Federal and state withholding or other employment taxes applicable to the taxable income of such Participant resulting from such exercise.

    6.6  Nontransferability of Option.

    No Option shall be transferred by a Participant otherwise than by will or the laws of descent and distribution. During the lifetime of a Participant the Option shall be exercisable only by him except in the event of Disability pursuant to the applicable provisions of Section 6.7.

    6.7  Effect on Option of Death or Other Termination of Employment, Directorship or Consultancy.

    (a) In the event of termination of the employment, directorship or consultancy (as applicable) of a Participant, including without limitation retirement under the Company's retirement plan or policy, other than (i) a termination for cause, or (ii) a termination by reason of disability as determined by the Board in accordance with applicable Company Personnel policies ("Disability") or death, the Participant may exercise his Option at any time within three (3) months after such termination, or such other time as the Board shall authorize, to the extent his Option was exercisable by him at the date of such termination, but in no event after the expiration of the term thereof; provided, however, that in no event shall such exercise right expire fewer than thirty (30) days after such termination. In the event of the termination of the employment, directorship or consultancy (as applicable) of a Participant that is for cause, any Option held by him, to the extent not theretofore exercised, shall forthwith terminate. Options shall not be affected by any change of employment, directorship or consultancy (as applicable) so long as the Participant continues to be an employee, director or consultant (as applicable) of the Company or a Subsidiary. The Stock Option Agreement may contain such provisions as the Board shall approve with reference to the effect of approved leaves of absence. Nothing in the Plan or in any Option shall confer on any individual any right to continue as an employee, director, officer or consultant (as applicable) of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate his employment, directorship, officership or consultancy (as applicable), at any time. "Termination for cause" shall include the meaning of that term as set forth in California Labor Code Sections 2924 and 2925 and case law related thereto and, in addition, shall include for cause termination under the terms of the Plan, the Stock Option Agreement and any employment agreement applicable to the person in question as well as voluntary termination on the part of the Participant without the prior written consent of the Company.

    (b) For purposes of the vesting schedule for an Option granted pursuant to the Plan, the service of a Participant will be deemed continuous so long as the period between the ending date of the immediately preceding billable assignment and the start date of the subsequent billable assignment does not exceed 90 days, where the "start date" means the actual start date of a billable assignment at the office of the Company's client, unless the employment of the Participant shall have been terminated by the Company or the Participant. If the service of a Participant is discontinued for a period of longer than 90 days, then such Participant will not be given credit for service during such "gap" period but rather service credit will commence again on the start date, if any, of such Participant's next billable assignment for the Company. Accordingly, the vesting schedule set forth in each Participant's respective Option Agreement shall be deemed automatically adjusted, without further act by the Company, such that the anniversary date of the Grant Date referred to therein will be reset so that the Participant shall be required to have attained service credit for 365 consecutive days to obtain the benefit of the vesting for that year period under the Option Agreement. Notwithstanding a "gap" between billable assignments for a Participant, such Participant will not be deemed for purposes of the Plan to have had his or her employment terminated, unless notice of such termination has been given to, or by, the Company or such termination is evident by reason of the facts and circumstances, in which case, the Participant may exercise his/her Option in accordance with the time period set forth for employment termination in the Plan or the Option Agreement.

    (c) Nothing in the foregoing paragraphs is intended to nor shall it obligate the Company to give written notice of termination to a Participant nor does it confer on any individual any right to such notice.

    (d) In the event of the death or Disability of a Participant while he is employed by, engaged as a consultant to or serving as a director (as applicable) of the Company or a Subsidiary (or within three (3) months after termination thereof), such Option (unless it shall have been previously terminated pursuant to the provisions of clause (a) above) may be exercised (to the extent the Participant's Option was exercisable at the date of death or Disability) by a legatee or legatees of such Participant under the

Participant's will, or by his personal representatives or distributees or such Participant (as applicable), at any time within a period of six (6) months after his death or Disability, but not after the expiration of the term thereof; provided, however, that in no event shall such exercise right expire fewer than six (6) months after the date of termination of employment, consultancy or directorship (as applicable); provided, further, however, that the Board at any time may restrict such exercise right to the extent his Option was exercisable at the date of death or Disability, if the Board, at its sole discretion, determines that such "accelerated" exercise is not acceptable to the Commissioner.

    (e) No transfer of an Option by the Participant by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Board may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of such Option.

    6.8  Rights as Shareholder.

    A Participant or a permissible transferee of a Participant shall have no rights as a shareholder with respect to any shares subject to such Option prior to the purchase of such shares by exercise of such Option as provided herein.

    6.9  Surrender Rights.

    The Board may include in an Option granted under the Plan at any time prior to the exercise thereof the right to surrender all or a portion of the Option to the extent that the same is then exercisable and receive in exchange therefor an amount (payable in cash, shares of Stock valued at the then Fair Market Value, or a combination thereof as determined by the Board) equal to the difference between the then Fair Market Value of the shares issuable upon the exercise of the Option or portion thereof surrendered and the Option price payable upon the exercise of the Option or portion thereof surrendered.

Article VII

Awards

    7.1  Award Grant.

    Each Award granted hereunder must be granted on or before September 14, 2008, and shall be evidenced by minutes of a meeting or the written consent of the Board. The Participant shall be entitled to purchase the Stock subject to such Award only if the Participant executes an investment representation letter relating to securities law matters and the effect of Section 5.4 hereof and of the Plan generally, if required by the Company.

    7.2  Stock Purchase Price.

    The per share purchase price of the Stock subject to each Award shall be determined by the Board, but the per share price shall not be less than eighty-five percent (85%) of the Fair Market Value of the Stock at the time the person is granted the right to purchase shares or at the time the purchase is consummated, and the aggregate purchase price of the Stock must be paid in full to the Company at its principal office in the State of California within thirty (30) days after the date of the Award; provided, however, in the case of any person who owns capital stock possessing more than ten percent (10%) of the total voting power of all classes of capital stock of the Company or any of its Subsidiaries, the per share price shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock at the time such person is granted the right to purchase shares or at the time the purchase is consummated.

    7.3  Rights as Shareholder.

    Subject to the provisions of Section 5.4 hereof, upon, but not prior to, payment by the Participant of the purchase price of Stock as set forth in Section 7.2 hereof, the Participant shall have all the rights of a shareholder with respect to such Stock, including the right to vote the shares (if and when applicable) and receive all dividends and other distributions paid or made with respect thereto.

    7.4  Nontransferability of Award.

    No rights of the Participant under an Award shall be transferable other than by will or the laws of descent and distribution, and such rights shall be exercisable during the Participant's lifetime only by him.

Article VIII

Stock Certificates

    The Company shall not be required to issue or deliver any certificate for shares of Stock purchased upon the exercise of any Option granted hereunder or any portion thereof, or purchased as Stock pursuant to an Award prior to fulfillment of all of the following conditions:

    (a) The completion of any registration or other qualification of, or other action with respect to, such shares under any Federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Board shall in its sole discretion deem necessary or advisable;

    (b) The obtaining of any approval or other clearance from any Federal or state governmental agency which the Board shall in its sole discretion determine to be necessary or advisable; and

    (c) The lapse of such reasonable period of time following the exercise of the Option or the purchase of the Stock as the Board from time to time may establish for reasons of administrative convenience.

Article IX

Adjustment for Changes in Common Stock and Other Certain Events

    9.1  Changes in Capitalization.

    In the event of any stock split, reverse stock, split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the number and class of securities and exercise price per share subject to each outstanding Option, (iii) the repurchase price per share subject to each outstanding Award, and (iv) the terms of each other outstanding Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 9.1 applies and Section 9.3 also applies to any event, Section 9.1 shall be applicable to such event, and Section 9.3 shall not be applicable.

    9.2  Liquidation or Dissolution.

    In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to each Participant provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least ten (10) business days prior to the effective date of such liquidation or dissolution, and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Board may specify the effect of a liquidation or dissolution on any Award granted under the Plan at the time of the grant of such Award.

    9.3  Acquisition and Change in Control Events.

      (a)  Definitions:

        (1) An "Acquisition Event" shall mean:

          (A) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash securities or other property; or

          (B) any exchange of shares of the Company for cash securities or other property pursuant to a statutory share exchange transaction.

        (2) A "Change in Control Event" shall mean:

          (A) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934; as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) thirty percent (30%) or more of either (i) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock"), or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control Event: (x) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (i) and (ii) of subsection (C) of this definition; or

          (B) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term "Continuing Director" means at any date a member of the Board (i) who was a member of the Board on the date of the initial adoption of this Plan by the Board, or (ii) who was nominated or elected subsequent to such date by (x) at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or (y) holders of Company Class A common stock pursuant to an agreement among the Company and other holders of Class A common stock; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

          (C) the consummation of a merger, consolidation, reorganization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination, and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, thirty percent (30%) or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

      (b)  Effect on Options.

        (1)  Acquisition Event.  Upon the occurrence of an Acquisition Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to an Acquisition Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that if such Acquisition Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, such assumed or substituted options shall be immediately exercisable in full upon the occurrence of such Acquisition Event.

        (2)  Options Not Assumed.  Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall (A) upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time (the "Acceleration Time") prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participants before the consummation of such Acquisition Event, and/or (B) in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the "Acquisition Price"), provide that all outstanding Options shall terminate upon consummation of such Acquisition Event and each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (X) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (Y) the aggregate exercise price of such Options.

        (3)  Change in Control Event that is not an Acquisition Event.  Upon the occurrence of a Change in Control Event that does not also constitute an Acquisition Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, all Options then outstanding shall automatically become immediately exercisable in full.

        (c)  Effect on Awards.

          (1)  Acquisition Event That is Not a Change in Control Event.  Upon the occurrence of an Acquisition Event that is not a Change in Control Event the repurchase and other rights of the Company under each outstanding Award shall inure to the benefit of the Company's successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Acquisition Event in the same manner and to the same extent as they applied to the Common Stock subject to such Award.

          (2)  Change in Control Event.  Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes an Acquisition Event), except to the extent specifically provided to the contrary in the instrument evidencing any Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Awards then outstanding shall automatically be deemed terminated or satisfied.

        (d)  Effect on Other Awards.

          (1)  Acquisition Event that is not a Change in Control Event.  The Board shall specify the effect of an Acquisition Event that is not a Change in Control Event on any other Award granted under the Plan at the time of the grant of such Award.

          (2)  Change in Control Event.  Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes an Acquisition Event), except to the extent specifically provided to the contrary in the instrument evidencing any other Award or any other agreement between a Participant and the Company, all other Awards shall become exercisable, realizable or vested in full, or shall be free of all conditions or restrictions, as applicable to each such Award.

Article X

Termination, Amendment, and Modification of Pan

    10.1  Board Authority.

    The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan (or any part hereof). In addition, the Board may, from time to time, amend or modify any provision of this Plan and, with the consent of the Participant, make such modifications of the terms and conditions of such Participant's Award as it shall deem advisable. The Board, with the consent of the Participant, may also amend the terms of any Option to provide that the Option price of the shares remaining subject to the original Option shall be reestablished at a price not less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the effective date of the amendment. No modification of any other term or provision of any Option which is amended in accordance with the foregoing shall be required, although the Board may, in its discretion, make such further modifications of any such Option as are not inconsistent with or prohibited by the Plan. No Awards or Options may be granted during any suspension of this Plan or after its termination.

    10.2  Shareholder Approval.

    If an amendment would (i) materially increase the benefits accruing to persons within the meaning of Rule 16b-3(a) under the Exchange Act or any successor thereto, (ii) increase the aggregate number of shares which may be issued under this Plan, or (iii) modify the requirements of eligibility for participation in this Plan, the amendment shall be approved by the Board and by the holders of a majority of the voting capital stock of the Corporation.

    10.3  Outstanding Awards.

    In the case of Awards or Options issued before the effective date of any amendment, suspension or termination of this Plan, such amendment, suspension or termination of the Plan shall not, without specific action of the Board and the consent of the Participant, in any way modify, amend, alter or impair any rights or obligations under any Award or Option previously granted under the Plan.

Article XI

Miscellaneous

    11.1  Employment, Etc.

    Nothing in the Plan or in any Option or Award granted hereunder or in any Stock Option Agreement relating thereto shall confer upon any employee the right to continue in the employ of the Company or any Subsidiary or upon any other person the right to continue as a director, officer or consultant of the Company or a Subsidiary.

    11.2  Other Compensation Plans.

    The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company or any Subsidiary from establishing any other forms of incentive or other compensation for employees of the Company or any Subsidiary.

    11.3  Transferability of Options or Awards.

    Except as the Board may otherwise determine or provide in an Option or an Award, as the case may be, neither an Option nor an Award shall be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom it is granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, an Option or Award, as the case may be, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

    11.4  Documentation.

    Each Option and Award shall be evidenced by a written instrument in such form as the Board shall determine. Any Option or Award may contain terms and conditions in addition to those set forth in the Plan.

    11.5  Loans to Assist in Exercise of Options.

    If approved by the Board, the Company may lend money or guarantee loans by third parties to any individual to finance the exercise of any Option or Award granted under the Plan and to carry Stock thereby acquired.

    11.6  Termination of Status.

    Subject to 10 Cal. Code Reg. § 260.140.41, the Board shall determine the effect on an Option or Award, as the case may be, of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or designated beneficiary may exercise rights under the Option or Award, as the case may be.

    11.7  Governing Law.

    This Plan and the documents evidencing Options or Awards and all other related documents shall be governed by, and construed in accordance with, the laws of the State of California. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue to be fully effective. The Plan, and the granting and exercise of Options and Awards thereunder, and the obligation of the Company to sell and deliver shares of Stock under such Options and Awards, shall be subject to all other applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

    11.8  Plan Binding on Successors.

    The Plan shall be binding upon the successors and assigns of the Company and the successors and permitted assigns of a Participant.

    11.9  Singular, Plural, Gender.

    Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender, and conversely.

    11.10  Headings, Etc., Not Part of Plan.

    Headings of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

    11.11  Information.

    Each Participant shall receive financial statements of the Company annually, subject at the Company's sole discretion to the requirement of executing confidentiality agreements with respect thereto, and a copy of the Plan. Financial statements need not be furnished to key employees whose duties in connection with the Company assure them access to equivalent information.

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HATCHER ASSOCIATES INC.
AMENDED AND RESTATED
1998 STOCK INCENTIVE PLAN
TABLE OF CONTENTS
HATCHER ASSOCIATES INC. AMENDED AND RESTATED 1998 STOCK INCENTIVE PLAN
RECITALS
Article I
Article II
Article III
Article IV
Article V
Article VI
Article VII
Article VIII
Article IX
Article X
Article XI